[Frontier Logo]

Exhibit 99.1

Frontier Communications
3 High Ridge Park
Stamford, CT 06905
203.614.5600
www.frontier.com

Frontier Communications Reports Fourth Quarter
and Full Year Results for 2009

•	Continued strong operating income and cash flow margins
•	2009 full year free cash flow of $491 million
•	2009 full year operating cash flow margin of 54%, as adjusted
•	2009 full year dividend payout ratio of 64%
•	14,600 High-Speed Internet additions in 4Q of 2009
•	8,400 DISH Network video customer additions in 4Q of 2009
•	Data and internet services revenue up 5% year over year

Stamford, Conn., February 24, 2010 — Frontier Communications (NYSE:FTR) today reported fourth-quarter 2009 revenue of $521.0 million, operating income of $157.5 million and net income attributable to common shareholders of Frontier of $4.4 million, or $0.01 per share, and $47.0 million, or $0.15 per share, after excluding the two special items noted below.  Fourth quarter 2009 results include a previously announced loss of $53.7 million on the early retirement of Company debt and $13.9 million for acquisition and integration costs.  After adjustment for these two special items, net of tax, net income attributable to common shareholders of Frontier for the fourth quarter of 2009 would have been $47.0 million, or $0.15 per share.

“Frontier delivered operating cash flow margins for the 4th quarter and full year of 2009 in excess of 54%, demonstrating our intense focus on controlling costs while serving customers,” said Maggie Wilderotter, Frontier Communications Chairman and CEO.  “As we move toward the expected second quarter closing of our Verizon transaction, we remain committed to technology and service leadership for our customers, and a solid return for our stakeholders.”

Revenue for the fourth quarter of 2009 was $521.0 million compared to $547.4 million in the fourth quarter of 2008, a 4.8 percent decrease.  Revenue declined as a result of access line losses, reduced switched access revenue and lower long distance revenue, partially offset by a 4 percent increase in data and internet services revenue.    The monthly customer revenue per access line has increased approximately $1.08, or 2%, over the prior year’s fourth quarter while the monthly total revenue per access line has increased $1.16, or 1%, over the same period, as the Company has continued to successfully sell additional products and services, partially offset by reductions in regulatory revenue.  Our exposure to regulatory revenue continues to decline.

Other operating expenses and network access expenses for the fourth quarter of 2009 were $246.7 million as compared to $256.6 million in the fourth quarter of 2008, a 4 percent decrease.  Expenses in the fourth quarter of 2009 include non-cash pension costs of $9.4 million, as compared to $0.6 million in the fourth quarter of 2008.

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Excluding these costs, other operating expenses and network access expenses declined $18.7 million, or 7%, in 2009 as a result of lower wage and benefit expenses, consulting fees and other outside services.

Acquisition and integration costs of approximately $13.9 million ($0.03 per share after tax) and $28.3 million ($0.06 per share after tax) were incurred and expensed during the fourth quarter and the full year of 2009, respectively, in connection with our previously announced pending acquisition of approximately 4.2 million access lines (as of December 31, 2009) from Verizon Communications Inc. (Verizon).  The fourth quarter costs were incurred in connection with our activities to integrate the West Virginia operations, establish the related systems capabilities for the video services (FiOS) in three states and for professional services utilized in the regulatory approval process.  Our year to date costs were for the same initiatives and activities as well as investment banker and legal fees.

Operating income for the fourth quarter of 2009 was $157.5 million and operating income margin was 30.2 percent compared to operating income of $151.9 million and operating income margin of 27.8 percent in the fourth quarter of 2008.  The fourth quarter 2009 increase of $5.6 million is primarily the result of $31.6 million of amortization in 2008 of intangible assets associated with an acquisition in 2001, which were fully amortized in June 2009, and lower operating expenses in 2009, partially offset by the reduction in revenue and the acquisition and integration costs incurred in 2009.

Investment and other income, net for the fourth quarter of 2009 reflects a net loss of $53.7 million ($0.11 per share after tax) recognized on the early retirement of Company debt.  As of December 31, 2009, we retired approximately $1,048.4 million principal amount of debt for $1,094.3 million, and recorded a net loss of $45.9 million ($0.09 per share after tax) for the full year of 2009.

Interest expense for the fourth quarter of 2009 was $94.2 million as compared to $90.7 million in the fourth quarter of 2008, a $3.5 million or 4 percent increase ($0.01 per share after tax).  Interest expense increased due to the registered offerings of $600.0 million aggregate principal amount of 8.25% senior unsecured notes due 2014, completed in April 2009, and $600.0 million aggregate principal amount of 8.125% senior unsecured notes due 2018, completed in October 2009.  We received net proceeds of approximately $1,117.5 million from the offerings which we used primarily to retire debt during 2009.  Interest expense was temporarily impacted by the timing of our refinancing activities.  We retired early a major portion of the Company’s debt maturing in 2011. Refer to Schedule C for a comparison of debt obligations as of September 30, 2009 and December 31, 2009.

Net income attributable to common shareholders of Frontier was $4.4 million, or $0.01 per share, as compared to $34.3 million, or $0.11 per share, in the fourth quarter of 2008.  The fourth quarter of 2009 includes loss on early retirement of debt of $53.7 million ($33.8 million or $0.11 per share after tax) and acquisition and integration costs of $13.9 million ($8.8 million or $0.03 per share after tax).  The fourth quarter 2009 decrease is primarily the result of loss on debt repurchases and increased interest expense, partially offset by an improvement in operating income.

The Company’s residential and business access lines declined by approximately 34,200 during the fourth quarter of 2009.  At December 31, 2009, the Company had 2,117,500 residential and business access lines.

The Company added approximately 14,600 net High-Speed Internet customers during the fourth quarter of 2009 and had 635,900 High-Speed Internet customers at December 31, 2009. The Company added approximately 8,400 video customers during the fourth quarter of 2009 and had 173,000 video customers at December 31, 2009.

Capital expenditures were $91.5 million for the fourth quarter of 2009 and $256.0 million for the full year of 2009, including $22.4 million for the fourth quarter of 2009 and $25.0 million for the full year of 2009 related to Verizon integration activities.

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Operating cash flow, as adjusted and defined by the Company in the attached Schedule B, was $284.9 million for the fourth quarter of 2009 resulting in an operating cash flow margin of 54.7 percent.  Operating cash flow, as reported, of $260.4 million has been adjusted to exclude $13.9 million of acquisition and integration costs, $1.2 million of severance and early retirement costs, and $9.4 million of non-cash pension costs for the fourth quarter of 2009.

Free cash flow, as defined by the Company in the attached Schedule A, was $123.6 million for the fourth quarter of 2009 and $490.8 million for the full year of 2009.  The Company’s dividend represents a payout of 64 percent of free cash flow for the full year of 2009.

For the full year of 2010, the Company expects that capital expenditures and free cash flow for its existing business operations, excluding acquisition/integration costs and capital expenditures, will be within a range of $220.0 million to $240.0 million and $450.0 million to $475.0 million, respectively.

The Company’s next regular quarterly cash dividend of $0.25 per share of common stock will be paid on March 31, 2010 to shareholders of record on March 9, 2010.

The Company uses certain non-GAAP financial measures in evaluating its performance. These include free cash flow and operating cash flow.  A reconciliation of the differences between free cash flow and operating cash flow and the most comparable financial measures calculated and presented in accordance with GAAP is included in the tables that follow. The non-GAAP financial measures are by definition not measures of financial performance under GAAP and are not alternatives to operating income or net income reflected in the statement of operations or to cash flow as reflected in the statement of cash flows and are not necessarily indicative of cash available to fund all cash flow needs.  The non-GAAP financial measures used by the Company may not be comparable to similarly titled measures of other companies.

The Company believes that the presentation of non-GAAP financial measures provides useful information to investors regarding the Company’s financial condition and results of operations because these measures, when used in conjunction with related GAAP financial measures, (i) together provide a more comprehensive view of the Company’s core operations and ability to generate cash flow, (ii) provide investors with the financial analytical framework upon which management bases financial, operational, compensation and planning decisions and (iii) presents measurements that investors and rating agencies have indicated to management are useful to them in assessing the Company and its results of operations.  Management uses these non-GAAP financial measures to plan and measure the performance of its core operations, and its divisions measure performance and report to management based upon these measures.  In addition, the Company believes that free cash flow and operating cash flow, as the Company defines them, can assist in comparing performance from period to period, without taking into account factors affecting cash flow reflected in the statement of cash flows, including changes in working capital and the timing of purchases and payments.  The Company has shown adjustments to its financial presentations to exclude $13.9 million and $28.3 million of acquisition and integration costs in the fourth quarter and full year of 2009, respectively, and $9.4 million and $0.4 million of non-cash pension costs in the fourth quarters of 2009 and 2008, respectively, and $34.2 million of non-cash pension costs in the full year of 2009, because the Company believes that such costs in the fourth quarters and full years of 2009 and 2008 are unusual, and that the magnitude of such costs in the fourth quarter and full year of 2009 materially exceed the comparable costs in the fourth quarter and full year of 2008.  In addition, the Company has shown adjustments to its financial presentations to exclude $1.2 million and $4.0 million of severance and early retirement costs in the fourth quarters of 2009 and 2008, respectively, $3.8 million and $7.6 million of severance and early retirement costs in the full years of 2009 and 2008, respectively, and $1.2 million and $2.1 million of legal settlement costs and related expenses in the fourth quarter and full year of 2008, respectively, because investors have indicated to management that such adjustments are useful to them in assessing the Company and its results of operations.

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Management uses these non-GAAP financial measures to (i) assist in analyzing the Company’s underlying financial performance from period to period, (ii) evaluate the financial performance of its business units, (iii) analyze and evaluate strategic and operational decisions, (iv) establish criteria for compensation decisions, and (v) assist management in understanding the Company’s ability to generate cash flow and, as a result, to plan for future capital and operational decisions.  Management uses these non-GAAP financial measures in conjunction with related GAAP financial measures.  The Company believes that the non-GAAP financial measures are meaningful and useful for the reasons outlined above.

While the Company utilizes these non-GAAP financial measures in managing and analyzing its business and financial condition and believes they are useful to management and to investors for the reasons described above, these non-GAAP financial measures have certain shortcomings.  In particular, free cash flow does not represent the residual cash flow available for discretionary expenditures, since items such as debt repayments and dividends are not deducted in determining such measure.  Operating cash flow has similar shortcomings as interest, income taxes, capital expenditures, debt repayments and dividends are not deducted in determining this measure.  Management compensates for the shortcomings of these measures by utilizing them in conjunction with their comparable GAAP financial measures.  The information in this press release should be read in conjunction with the financial statements and footnotes contained in our documents filed with the U.S. Securities and Exchange Commission.

About Frontier Communications
Frontier Communications Corporation (NYSE:FTR) offers telephone, video and internet services in 24 states with approximately 5,400 employees.  More information is available at www.frontier.com.

This press release contains forward-looking statements that are made pursuant to the safe harbor provisions of The Private Securities Litigation Reform Act of 1995.  These statements are made on the basis of management’s views and assumptions regarding future events and business performance.  Words such as “believe,” “anticipate,” “expect” and similar expressions are intended to identify forward-looking statements.  Forward-looking statements (including oral representations) involve risks and uncertainties that may cause actual results to differ materially from any future results, performance or achievements expressed or implied by such statements.  These risks and uncertainties are based on a number of factors, including but not limited to: Our ability to complete the Verizon Transaction; the failure to obtain, delays in obtaining or adverse conditions contained in any required regulatory approvals for the Verizon Transaction; for two years after the merger, Frontier may be limited in the amount of capital stock that it can issue to make acquisitions or to raise additional capital. Also, Frontier’s indemnity obligation to Verizon may discourage, delay or prevent a third party from acquiring control of Frontier during this two-year period in a transaction that stockholders of Frontier might consider favorable; the ability to successfully integrate the Verizon operations into our existing operations; the effects of increased expenses incurred due to activities related to the Verizon Transaction; the ability to migrate Verizon’s West Virginia operations from Verizon owned and operated systems and processes to our owned and operated systems and processes successfully; the risk that the growth opportunities and cost synergies from the Verizon Transaction may not be fully realized or may take longer to realize than expected; the sufficiency of the assets contributed by Verizon to enable the combined company to operate the acquired business; disruption from the Verizon Transaction making it more difficult to maintain relationships with customers, employees or suppliers; the effects of greater than anticipated competition requiring new pricing, marketing strategies or new product or service offerings and the risk that we or, if the Verizon Transaction is completed, the combined company will not respond on a timely or profitable basis; reductions in the number of our access lines or, if the Verizon Transaction is completed, the combined company’s access lines that cannot be offset by increases in HSI subscribers and sales of other products; our ability to sell enhanced and data services in order to offset ongoing declines in revenues from local services, switched access services and subsidies; the effects of ongoing changes in the regulation of the communications industry as a result of federal and state legislation and regulation; the effects of competition from cable, wireless and other wireline carriers (through VOIP or otherwise); our ability to adjust successfully to changes in the communications industry and to implement strategies for growth; adverse changes in the credit markets or in the ratings given to our debt securities or, if the Verizon Transaction is completed, the combined company’s debt securities, by nationally accredited ratings organizations, which could limit or restrict the availability, or increase the cost, of financing; continued reductions in switched access revenues as a result of regulation, competition or technology substitutions; the effects of changes in both general and local economic conditions on the markets that we serve or that, if the Verizon Transaction is completed, the combined company will serve, which can affect demand for our or its products and services, customer purchasing decisions, collectability of revenues and required levels of capital expenditures related to new construction of
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residences and businesses; our ability to effectively manage service quality in our existing territories, and if the Verizon Transaction is completed, in our new territories; our ability to successfully introduce new product offerings, including our ability to offer bundled service packages on terms that are both profitable to us and attractive to our customers; changes in accounting policies or practices adopted voluntarily or as required by generally accepted accounting principles or regulations; our ability to effectively manage our or, if the Verizon Transaction is completed, the combined company’s operations, operating expenses and capital expenditures, and to repay, reduce or refinance our or the combined company’s debt; the effects of bankruptcies and home foreclosures, which could result in difficulty in collection of revenues and loss of customers; the effects of technological changes and competition on our capital expenditures and product and service offerings or, if the Verizon Transaction is completed, the capital expenditures and product and service offerings of the combined company, including the lack of assurance that the ongoing network improvements will be sufficient to meet or exceed the capabilities and quality of competing networks; the effects of increased medical, retiree and pension expenses and related funding requirements; changes in income tax rates, tax laws, regulations or rulings, and/or federal or state tax assessments; the effects of state regulatory cash management policies on our ability or, if the Verizon transaction is completed, the combined company’s ability to transfer cash among our or the combined company’s subsidiaries and to the parent company; our ability to successfully renegotiate union contracts expiring in 2010 and thereafter; declines in the value of our pension plan assets or, if the Verizon Transaction is completed, the combined company’s pension plan assets, which could require us or the combined company to make contributions to the pension plan in 2011 and beyond; our ability to pay dividends in respect of our common shares or, if the Verizon Transaction is completed, the combined company’s common shares, which may be affected by our or the combined company’s cash flow from operations, amount of capital expenditures, debt service requirements, cash paid for income taxes and our or the combined company’s liquidity; the effects of any unfavorable outcome with respect to any current or future legal, governmental or regulatory proceedings, audits or disputes with respect to us or, if the Verizon Transaction is completed, the combined company; the possible impact of adverse changes in political or other external factors over which we or, if the Verizon Transaction is completed, the combined company, would have no control; and the effects of hurricanes, ice storms or other natural disasters.   These and other uncertainties related to our business are described in greater detail in our filings with the Securities and Exchange Commission, including our reports on Forms 10-K and 10-Q, and the foregoing information should be read in conjunction with these filings.  We do not intend to update or revise these forward-looking statements to reflect the occurrence of future events or circumstances.

Additional Information and Where to Find It
This press release is not a substitute for the definitive prospectus/proxy statement included in the Registration Statement on Form S-4 that Frontier filed, and the SEC has declared effective, in connection with the proposed transactions described in the definitive prospectus/proxy statement.  INVESTORS ARE URGED TO READ THE DEFINITIVE PROSPECTUS/PROXY STATEMENT BECAUSE IT CONTAINS IMPORTANT INFORMATION, INCLUDING DETAILED RISK FACTORS.  The definitive prospectus/proxy statement and other documents filed or to be filed by Frontier with the SEC are or will be available free of charge at the SEC’s website, www.sec.gov, or by directing a request when such a filing is made to Frontier, 3 High Ridge Park, Stamford, CT 06905-1390, Attention: Investor Relations.

This communication shall not constitute an offer to sell or the solicitation of an offer to buy securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction.

Frontier’s stockholders approved the proposed transactions on October 27, 2009, and no other vote of the stockholders of Frontier or Verizon is required in connection with the proposed transactions.

INVESTOR CONTACTS:		MEDIA CONTACT:
David Whitehouse	Gregory Lundberg	Brigid Smith
SVP & Treasurer	Director, Investor Relations	AVP Corp. Comm & Recognition
(203) 614-5708	(203) 614-5044	(203) 614-5042
david.whitehouse@frontiercorp.com	greg.lundberg@frontiercorp.com	brigid.smith@frontiercorp.com

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TABLES TO FOLLOW
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Frontier Communications Corporation
Consolidated Financial Data

	For the quarter ended			For the year ended
	December 31,		%	December 31,		%
(Amounts in thousands, except per share amounts)	2009	2008	Change	2009	2008	Change

Income Statement Data
Revenue	$520,980	$547,392	-5%	$2,117,894	$2,237,018	-5%

Network access expenses	51,471	54,988	-6%	225,907	222,013	2%
Other operating expenses	195,191	201,655	-3%	781,097	810,748	-4%
Depreciation and amortization	102,892	138,815	-26%	476,391	561,801	-15%
Acquisition and integration costs (1)	13,877	-	100%	28,334	-	100%
Total operating expenses	363,431	395,458	-8%	1,511,729	1,594,562	-5%

Operating income	157,549	151,934	4%	606,165	642,456	-6%
Investment and other income (loss), net (2)	(53,562)	3,364	NM	(34,842)	10,948	NM
Interest expense	94,217	90,731	4%	378,214	362,634	4%
Income before income taxes	9,770	64,567	-85%	193,109	290,770	-34%
Income tax expense	4,600	29,779	-85%	69,928	106,496	-34%
Net income (1) (2)	5,170	34,788	-85%	123,181	184,274	-33%
Less: Income attributable to the noncontrolling interest in a partnership
	767	490	57%	2,398	1,614	49%
Net income attributable to common shareholders of Frontier (1) (2)	$4,403	$34,298	-87%	$120,783	$182,660	-34%

Weighted average shares outstanding	310,117	309,634	0%	310,021	317,501	-2%

Basic net income per share attributable to common shareholders of Frontier (1) (2) (3)
	$0.01	$0.11	-91%	$0.38	$0.57	-33%

Other Financial Data
Capital expenditures - Business operations	$69,073	$84,065	-18%	$230,966	$288,264	-20%
Capital expenditures - Integration activities	22,392	-	100%	24,999	-	100%
Operating cash flow, as adjusted (4)	284,933	296,382	-4%	1,148,874	1,213,968	-5%
Free cash flow (4)	123,643	109,500	13%	490,830	493,197	0%
Dividends paid	78,091	77,835	0%	312,366	318,437	-2%
Dividend payout ratio (5)	63%	71%	-11%	64%	65%	-2%

(1)
Includes acquisition and integration costs of $13.9 million ($8.8 million or $0.03 per share after tax) and $28.3 million ($17.8 million or $0.06 per share after tax) for the quarter and year ended December 31, 2009, respectively.

(2)
Includes premium on debt repurchases of $53.7 million ($33.8 million or $0.11 per share after tax) for the quarter ended December 31, 2009 and premium, net of gains, on debt repurchases of $45.9 million ($28.9 million or $0.09 per share after tax) and $6.3 million ($4.0 million or $0.01per share after tax) for the years ended December 31, 2009 and 2008, respectively.

(3)
Calculated based on weighted average shares outstanding.  FSP EITF No. 03-6-1, "Determining Whether Instruments Granted in Share-Based Payment Transactions are Participating Securities" was adopted in the first quarter of 2009 on a retrospective basis.

(4)	A reconciliation to the most comparable GAAP measure is presented in Schedules A and B at the end of these tables.
(5)	Represents dividends paid divided by free cash flow, as defined in Schedule A.

Frontier Communications Corporation
Consolidated Financial and Operating Data

	For the quarter ended			For the year ended
	December 31,		%	December 31,		%
(Amounts in thousands, except operating data)	2009	2008	Change	2009	2008	Change

Select Income Statement Data
Revenue
Local services	$188,564	$205,783	-8%	$781,388	$848,393	-8%
Data and internet services	160,030	153,931	4%	636,943	605,615	5%
Access services	90,905	96,337	-6%	359,634	404,713	-11%
Long distance services	41,429	42,799	-3%	165,774	182,559	-9%
Directory services	25,721	27,523	-7%	107,096	113,347	-6%
Other	14,331	21,019	-32%	67,059	82,391	-19%
Total revenue	520,980	547,392	-5%	2,117,894	2,237,018	-5%

Expenses
Network access expenses	51,471	54,988	-6%	225,907	222,013	2%
Other operating expenses (1)	195,191	201,655	-3%	781,097	810,748	-4%
Depreciation and amortization	102,892	138,815	-26%	476,391	561,801	-15%
Acquisition and integration costs	13,877	-	100%	28,334	-	100%
Total operating expenses	363,431	395,458	-8%	1,511,729	1,594,562	-5%

Operating Income	$157,549	$151,934	4%	$606,165	$642,456	-6%

Other Financial and Operating Data
Revenue:
Residential	$218,400	$231,762	-6%	$899,800	$949,284	-5%
Business	211,675	219,293	-3%	858,460	883,021	-3%
Total customer revenue (2)	430,075	451,055	-5%	1,758,260	1,832,305	-4%
Regulatory (Access services)	90,905	96,337	-6%	359,634	404,713	-11%
Total revenue	$520,980	$547,392	-5%	$2,117,894	$2,237,018	-5%

Access lines:
Residential	1,349,510	1,454,268	-7%	1,349,510	1,454,268	-7%
Business	768,002	800,065	-4%	768,002	800,065	-4%
Total access lines	2,117,512	2,254,333	-6%	2,117,512	2,254,333	-6%

Residential Customer Metrics:
Customers	1,254,508	1,347,423	-7%	1,254,508	1,347,423	-7%
Revenue	$218,400	$231,762	-6%	$899,800	$949,284	-5%
Average Monthly Residential Customer
Revenue per Customer	$57.52	$56.68	1%	$57.62	$56.42	2%
Percent of Customers on Price Protection
Plans	53.2%	44.6%	19%	53.2%	44.6%	19%
Customer Monthly Churn	1.41%	1.51%	-7%	1.47%	1.57%	-6%
Products per Residential Customer (3)	2.54	2.37	7%	2.54	2.37	7%

Other data:
Employees	5,403	5,671	-5%	5,403	5,671	-5%
High-Speed Internet subscribers	635,947	579,943	10%	635,947	579,943	10%
Video subscribers	172,961	119,919	44%	172,961	119,919	44%
Switched access minutes of use (in millions)	2,093	2,365	-12%	8,854	10,027	-12%
Average monthly total revenue per
access line	$81.35	$80.19	1%	$80.74	$79.62	1%
Average monthly customer revenue per
access line	$67.16	$66.08	2%	$67.03	$65.22	3%

(1)
Includes severance and early retirement costs of $1.2 million and $4.0 million for the quarters ended December 31, 2009 and 2008, respectively, and $3.8 million and $7.6 million for the years ended December 31, 2009 and 2008, respectively. Includes non-cash pension cost of $9.4 million and $0.6 million for the quarters ended December 31, 2009 and 2008, respectively, and $34.2 million and $0.2 million for the years ended December 31, 2009 and 2008, respectively.  Includes legal settlement costs of $1.2 million and $2.1 million for the quarter and year ended December 31, 2008, respectively.

(2)	Residential and business customer revenue for 2008 have been revised due to the reallocation of customers in our data base.
(3)	Products per Residential Customer: Primary Residential Voice line, HSI, Video products have a value of 1. FTR long distance, POM, second lines, Feature Packages and Dial-up have a value of 0.5.

Frontier Communications Corporation
Condensed Consolidated Balance Sheet Data

(Amounts in thousands)

	December 31, 2009	December 31, 2008
ASSETS
Current assets:
Cash and cash equivalents	$358,693	$163,627
Accounts receivable and other current assets	321,387	304,332
Total current assets	680,080	467,959

Property, plant and equipment, net	3,133,521	3,239,973

Other long-term assets	3,064,654	3,180,744
Total assets	$6,878,255	$6,888,676

LIABILITIES AND EQUITY
Current liabilities:
Long-term debt due within one year	$7,236	$3,857
Accounts payable and other current liabilities	385,441	378,918
Total current liabilities	392,677	382,775

Deferred income taxes and other liabilities	1,352,379	1,254,610
Long-term debt	4,794,129	4,721,685
Equity	339,070	529,606
Total liabilities and equity	$6,878,255	$6,888,676

Frontier Communications Corporation
Consolidated Cash Flow Data

(Amounts in thousands)
	For the year ended December 31,
	2009	2008

Cash flows provided by (used in) operating activities:
Net income	$123,181	$184,274
Adjustments to reconcile net income to net cash provided
by operating activities:
Depreciation and amortization expense	476,391	561,801
Stock based compensation expense	9,368	7,788
Pension expense	34,196	163
Loss on extinguishment of debt, net	45,939	6,290
Other non-cash adjustments	2,080	(8,658)
Deferred income taxes	61,217	33,967
Change in accounts receivable	21,906	9,746
Change in accounts payable and other liabilities	13,297	(52,210)
Change in other current assets	(44,855)	(3,895)
Net cash provided by operating activities	742,720	739,266

Cash flows provided from (used by) investing activities:
Capital expenditures - Business operations	(230,966)	(288,264)
Capital expenditures - Integration activities	(24,999)	-
Other assets purchased and distributions received, net	673	5,489
Net cash used by investing activities	(255,292)	(282,775)

Cash flows provided from (used by) financing activities:
Long-term debt borrowings	1,117,476	135,000
Long-term debt payments	(1,027,408)	(142,480)
Settlement of interest rate swaps	-	15,521
Financing costs paid	(2,204)	(857)
Premium paid to retire debt	(66,868)	(6,290)
Issuance of common stock	751	1,398
Common stock repurchased	-	(200,000)
Dividends paid	(312,366)	(318,437)
Repayment of customer advances for construction and distributions
to noncontrolling interests	(1,743)	(3,185)
Net cash used by financing activities	(292,362)	(519,330)

Increase (decrease) in cash and cash equivalents	195,066	(62,839)
Cash and cash equivalents at January 1,	163,627	226,466

Cash and cash equivalents at December 31,	$358,693	$163,627

Cash paid during the period for:
Interest	$364,167	$365,858
Income taxes	$59,735	$78,878

				Schedule A

Reconciliation of Non-GAAP Financial Measures

	For the quarter ended December 31,		For the year ended December 31,
(Amounts in thousands)	2009	2008	2009	2008

Net Income to Free Cash Flow ;
Net Cash Provided by Operating Activities

Net income	$5,170	$34,788	$123,181	$184,274

Add back:

Depreciation and amortization	102,892	138,815	476,391	561,801
Income tax expense	4,600	29,779	69,928	106,496

Acquisition and integration costs	13,877	-	28,334	-
Pension expense (non-cash) (1)	9,394	421	34,196	-

Stock based compensation	2,394	(1,423)	9,368	7,788

Subtract:
Cash paid (refunded) for income taxes	(218)	8,704	59,735	78,878
Other income (loss), net (2)	(54,171)	111	(40,133)	20

Capital expenditures - Business operations (3)	69,073	84,065	230,966	288,264

Free cash flow	123,643	109,500	490,830	493,197

Add back:
Deferred income taxes	50,120	45,007	61,217	33,967

Non-cash (gains)/losses, net	66,269	(1,261)	91,583	5,583
Other income (loss), net (2)	(54,171)	111	(40,133)	20

Cash paid (refunded) for income taxes	(218)	8,704	59,735	78,878

Capital expenditures - Business operations (3)	69,073	84,065	230,966	288,264

Subtract:
Changes in current assets and liabilities	(27,648)	(24,827)	9,652	46,359
Income tax expense	4,600	29,779	69,928	106,496
Acquisition and integration costs	13,877	-	28,334	-
Pension expense (non-cash) (1)	9,394	421	34,196	-
Stock based compensation	2,394	(1,423)	9,368	7,788

Net cash provided by operating activities	$252,099	$242,176	$742,720	$739,266

(1)
Includes pension expense of $11.4 million, less amounts capitalized into the cost of capital expenditures of $2.0 million, for the quarter ended December 31, 2009, and pension expense of $41.7 million, less amounts capitalized into the cost of capital expenditures of $7.5 million for the year ended December 31, 2009.

(2)
Includes premium on debt repurchases of $53.7 million for the quarter ended December 31, 2009, and premium, net of gains, on debt repurchases of $45.9 million and $6.3 million for the years ended December 31, 2009 and 2008, respectively.

(3)	Excludes capital expenditures for integration activities.

					Schedule B
Reconciliation of Non-GAAP Financial Measures

	For the quarter ended December 31, 2009
(Amounts in thousands)
		Acquisition	Severance
		and	and Early	Non-cash
Operating Cash Flow and	As	Integration	Retirement	Pension	As
Operating Cash Flow Margin	Reported	Costs	Costs	Costs (1)	Adjusted

Operating Income	$157,549	$(13,877)	$(1,221)	$(9,394)	$182,041

Add back:
Depreciation and
amortization	102,892	-	-	-	102,892
Operating cash flow	$260,441	$(13,877)	$(1,221)	$(9,394)	$284,933

Revenue	$520,980				$520,980

Operating income margin
(Operating income divided
by revenue)	30.2%				34.9%

Operating cash flow margin
(Operating cash flow divided
by revenue)	50.0%				54.7%

	For the quarter ended December 31, 2008
(Amounts in thousands)
		Severance
		and Early	Non-cash	Legal
Operating Cash Flow and	As	Retirement	Pension	Settlement	As
Operating Cash Flow Margin	Reported	Costs	Costs	Costs	Adjusted

Operating Income	$151,934	$(4,000)	$(421)	$(1,212)	$157,567

Add back:
Depreciation and
amortization	138,815	-	-	-	138,815
Operating cash flow	$290,749	$(4,000)	$(421)	$(1,212)	$296,382

Revenue	$547,392				$547,392

Operating income margin
(Operating income divided
by revenue)	27.8%				28.8%

Operating cash flow margin
(Operating cash flow divided
by revenue)	53.1%				54.1%

(1)
Includes pension expense of $11.4 million, less amounts capitalized into the cost of capital expenditures of $2.0 million, for the quarter ended December 31, 2009, and pension expense of $41.7 million, less amounts capitalized into the cost of capital expenditures of $7.5 million for the year ended December 31, 2009.

					Schedule B

Reconciliation of Non-GAAP Financial Measures

	For the year ended December 31, 2009
		Acquisition	Severance
		and	and Early	Non-cash
Operating Cash Flow and	As	Integration	Retirement	Pension	As
Operating Cash Flow Margin	Reported	Costs	Costs	Costs (1)	Adjusted

Operating Income	$606,165	$(28,334)	$(3,788)	$(34,196)	$672,483

Add back:
Depreciation and
amortization	476,391	-	-	-	476,391
Operating cash flow	$1,082,556	$(28,334)	$(3,788)	$(34,196)	$1,148,874

Revenue	$2,117,894				$2,117,894

Operating income margin
(Operating income divided
by revenue)	28.6%				31.8%

Operating cash flow margin
(Operating cash flow divided
by revenue)	51.1%				54.2%

	For the year ended December 31, 2008
		Severance
		and Early	Legal
Operating Cash Flow and	As	Retirement	Settlement	As
Operating Cash Flow Margin	Reported	Costs	Costs	Adjusted

Operating Income	$642,456	$(7,598)	$(2,113)	$652,167

Add back:
Depreciation and
amortization	561,801	-	-	561,801
Operating cash flow	$1,204,257	$(7,598)	$(2,113)	$1,213,968

Revenue	$2,237,018			$2,237,018

Operating income margin
(Operating income divided
by revenue)	28.7%			29.2%

Operating cash flow margin
(Operating cash flow divided
by revenue)	53.8%			54.3%

(1)
Includes pension expense of $11.4 million, less amounts capitalized into the cost of capital expenditures of $2.0 million, for the quarter ended December 31, 2009, and pension expense of $41.7 million, less amounts capitalized into the cost of capital expenditures of $7.5 million for the year ended December 31, 2009.

Schedule C Principal Payments due on Long-Term Debt Obligations for 2010 through 2015 Comparison of Debt Obligations Measured as of September 30, 2009 and December 31, 2009 (in Millions of $)

Note:  Reduction in debt obligations as of December 31, 2009 results primarily from the $700.0 million debt tender offer to purchase our 9.250% Senior Notes due 2011 and our 6.250% Senior Notes due 2013.